Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

  First Bankshares, Inc.

  (successor by share exchange

  to SuffolkFirst Bank)

Suffolk, Virginia

We consent to the use of our report dated March 18, 2008, with respect to the balance sheets of SuffolkFirst Bank as of December 31, 2007 and 2006, and the related statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which appear in the December 31, 2007, Annual Report on Form 10-KSB of SuffolkFirst Bank, incorporated by reference herein.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia
August 21, 2008